GOOSEHEAD INSURANCE, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS
- Fourth Quarter 2018 Revenues Grew 32% Over Prior-Year Period to $14.7 Million -
- Full Year 2018 Revenue Growth of 41% to $60.1 Million -
- Total Written Premiums Increased 50% Over Prior-Year Period -
- Total Operating Franchises Grew 57% Over Prior-Year Period -
- Declares $0.41 per Share Special Cash Dividend -

WESTLAKE, TEXAS - March 7, 2019 - Goosehead Insurance, Inc. (“Goosehead” or the “Company”) (NASDAQ: GSHD), a rapidly growing independent personal lines insurance agency, today announced results for the fourth quarter and full year ended December 31, 2018.
Fourth Quarter 2018 Highlights

•	Revenue, all organic, grew 32% from the prior-year period to $14.7 million.

•	Net income attributable to Goosehead Insurance, Inc. of $90,000, or $0.01 per share.

•	Adjusted EPS* of $0.01 per share.

•	Adjusted EBITDA* rose 1% from the prior-year period to $2.3 million.

•	Total written premiums placed increased 50% from the prior-year period to $135 million.

•	Policies in force grew 47% to 334,000 at year end 2018, compared to 228,000 at year end 2017, and increased 8% from 310,000 as of September 30, 2018.

•	Corporate sales headcount of 167 was up 50% year-over-year.

•	Total operating franchises increased 57% compared to the prior-year end to 457.
*Adjusted EPS, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. Reconciliation of Adjusted EBITDA to net income and basic earnings per share to Adjusted EPS, the most directly comparable financial measures presented in accordance with GAAP are set forth in the reconciliation table accompanying this release.

“2018 was another banner year for Goosehead,” stated Mark E. Jones, Chairman and Chief Executive Officer of Goosehead. “We demonstrated that we have built a better, more powerful platform for high levels of sustained organic growth and strong profitability. We also invested judiciously in our operations, particularly in our talent and technology, which we believe positions us well to maintain our robust growth levels and generate expanded margins over time.

“Client retention is the longest lever to our long-term economics, and we maintained our 88% retention rate during the quarter, aided by our world-class service delivery which registered an increase in our Net Promoter Score to 89 for 2018,” continued Mr. Jones. “We continue to be well-positioned, enhanced by the Franchise channel that produces mechanical revenue growth of approximately 120% of new business as it converts to renewal. While we were impacted by headwinds in the housing market in the second half of 2018, thanks to our proprietary technology, our sales team was able to activate a large number of new referral partner relationships and recover full productivity lead volume by the end of the year.”

“Looking ahead to the balance of 2019 and beyond, we intend to grow Goosehead rapidly and responsibly by continuing to invest in both our Corporate and Franchise channels, and in relevant technology that we believe will keep us at the forefront of the industry as we strive to add value for our shareholders,” concluded Mr. Jones.

Fourth Quarter 2018 Results
For the fourth quarter of 2018, revenues were $14.7 million, a 32% increase from $11.1 million in the prior-year period, driven primarily by higher commissions, agency fees, and higher franchise royalty fees generated by renewal business.

Total written premium placed in the fourth quarter of 2018 grew 50% to $135.1 million from $90.3 million in the prior-year period. Total operating expenses for the fourth quarter of 2018 were $13.3 million, up from $10.0 million in the prior-year period, primarily due to larger employee compensation and benefit expenses related to continued investment in corporate agent and franchise sales headcount and the number of operating franchises, equity-based compensation expense incurred via the vesting of stock options, significant investments in technology, as well as higher general and administrative expenses, including new public company costs.

Net income for the fourth quarter of 2018 was $605,000, compared to net income of $377,000 in the prior-year period. Net income attributable to Goosehead Insurance, Inc. for the fourth quarter of 2018 was $90,000, or $0.01 per basic and diluted share. Adjusted EPS for the fourth quarter of 2018, which excludes equity-based compensation and adjusts for assumed income taxes related to Class B non-controlling interest, was $0.01 per basic and diluted share.

Total Adjusted EBITDA rose 1% from the prior year period to $2.3 million for the fourth quarter of 2018. Total Adjusted EBITDA margin was 15.7%, compared to 20.4% in the prior-year period, primarily due to planned additional employee compensation and benefits from accelerated hiring, increased number of operating franchises, significant investments in technology, and higher general and administrative expenses from new public company costs. Additionally, the timing of a contingent commission payment that was received last year during the fourth quarter shifted into being received in the third quarter of 2018. The investments made and timing impacts of contingencies received were partially offset by growth in higher-margin renewal revenue in both the Corporate and Franchise channels.

Corporate Channel
Revenues generated through the Corporate Channel in the fourth quarter of 2018 were $8.5 million, a 25% increase from $6.8 million in the prior-year period. The revenue growth was primarily driven by new business due to a 50% increase in Corporate sales agent headcount, as well as higher renewal revenue related to the growth in the number of policies in the renewal term over the past year.

The Company had total corporate sales agent headcount of 167 at December 31, 2018, a 50% increase from 111 as of December 31, 2017. In concert with investing for future growth, the Company is continuing to recruit aggressively in the first quarter of 2019.

Adjusted EBITDA for the Corporate Channel segment in the fourth quarter of 2018 was $1.6 million, a 1% reduction from the prior-year period, primarily due to higher employee compensation and benefits as a result of additional hiring, investments in technology, and timing of contingent commissions. The reduction was partially offset by an increase in higher-margin renewal revenue and higher new business revenue aided by investments in hiring additional corporate agents.

Adjusted EBITDA margin for the Corporate Channel for the fourth quarter of 2018 was 18%, compared to 23% in the prior-year period, primarily due to the Company’s continued investment in growth by significantly increasing corporate sales agent headcount, which resulted in higher employee compensation and benefits. The additional investment was offset by the growth in new business and renewal revenues.

Franchise Channel
Revenues generated through the Franchise Channel in the fourth quarter of 2018 were $6.2 million, a 43% increase from $4.3 million in the prior-year period. The revenue growth was primarily driven by higher royalty fees due to an increase in the number of operating franchises, greater royalty fees generated on renewal business versus new business, and higher initial franchise fees attributable to an increase in the total number of franchises that attended training compared to the prior-year period.

As of December 31, 2018, the Company grew operating franchises 57% to 457, from 292 as of December 31, 2017, and produced an 8% sequential increase from 424 as of September 30, 2018.

Adjusted EBITDA for the Franchise Channel in the fourth quarter of 2018 rose 64% to $1.5 million, from $0.9 million in the prior-year period, driven by an increase in higher-margin renewal revenue, as well as higher initial franchise fees and new business revenue from a larger franchise agency base. Adjusted EBITDA margin for the Franchise Channel for the fourth quarter of 2018 expanded 300 basis points to 24%, compared to 21% in the prior-year period, due to the growth in higher-margin royalties related to policies in their renewal terms. The growth in Adjusted EBITDA and Adjusted EBITDA margin was offset by investments in franchise sales headcount and technological improvements, as well as the timing of contingent commissions.

Full Year 2018 Results
For the full year ended December 31, 2018, revenues grew by 41% to $60.1 million from $42.7 million in the prior year, driven primarily by higher commissions, agency fees and higher franchise royalty fees generated by renewal business, as well as an increase in contingent commissions received.

Net loss for the full year ended December 31, 2018 was $18.7 million, compared to net income of $8.7 million in the prior year. Net loss for the full year ended December 31, 2018 included equity-based compensation costs of $26.1 million related to one-time vesting of historical Class B units as part of the Company’s second-quarter IPO, while net income for the full year ended December 31, 2017 included $3.5 million in one-time income related to a transaction with a former franchisee.

Total Adjusted EBITDA rose 38% for the full year ended December 31, 2018 to $14.8 million, from $10.7 million in the prior year. Total Adjusted EBITDA margin for the full year ended December 31, 2018 was 25%, comparable with the prior year, primarily due to growth in contingent commissions and higher-margin renewal revenue in both the Corporate and Franchise channels. These were offset by additional employee compensation and benefits from accelerated hiring of corporate sales agents and franchise sales headcount, additional corporate hiring to support the growing number of operating franchises, investments in technology, additional rent expense from the Company’s corporate headquarters relocation in July 2017, and new costs related to operating as a public company for the majority of 2018.

Liquidity and Capital Resources

As of December 31, 2018, the Company had cash and cash equivalents of $18.6 million, an unused line of credit of $2.5 million, and outstanding notes payable of $48.4 million on its balance sheet.

Special Dividend
Goosehead also announced today that Goosehead Financial, LLC declared a special cash dividend of $15 million payable in cash on April 1, 2019 to holders of LLC Units of record, including Goosehead Insurance, Inc., as of the close of business on March 18, 2019. In addition, Goosehead Insurance, Inc. announced today that its Board of Directors declared a special cash dividend of $0.41 per share on the Company’s Class A common stock. The dividend will be payable in cash on April 1, 2019 to holders of the Class A common stock of record as of the close of business on March 18, 2019.

2019 Outlook
In an effort to provide additional transparency into the Company’s operations, the Company is initiating a full-year 2019 outlook with respect to written premiums and revenue:

•	Total written premiums placed for 2019 are expected to be between $700 million and $725 million, representing organic growth of 38% on the low end of the range to 42% on the high end of the range.

•	Total revenues for 2019 are expected to be between $80 million and $85 million, representing organic growth of 33% on the low end of the range to 41% on the high end of the range.

The revenue outlook provided above assumes revenue is recognized under the accounting guidance provided by ASC 605. When the Company begins to report revenue under ASC 606 (ASU 2014-09) on the 2019 Annual Report on Form 10-K, it plans to provide a reconciliation to the current method of revenue recognition.

Conference Call Information
Goosehead will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (844) 898-2795 (toll-free) or (210) 874-7848 (international). Please dial the number 10 minutes prior to the scheduled start time.

In addition, a live webcast of the conference call will also be available on Goosehead’s investor relations website at http://ir.gooseheadinsurance.com.

A webcast replay of the call will be available at http://ir.gooseheadinsurance.com for one year following the call.

About Goosehead
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 80 insurance companies that underwrite personal lines and small commercial lines risks, and its operations include a network of seven corporate sales offices and over 620 operating and contracted franchise locations. For more information, please visit www.gooseheadinsurance.com.
Forward-Looking Statements
This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Goosehead’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or Goosehead’s strategies or expectations. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.
Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, conditions impacting insurance carriers or other parties with which Goosehead does business, the loss of one or more key executives or an inability to attract and retain qualified personnel and the failure to attract and retain highly qualified franchisees. These risks and uncertainties also include, but are not limited to, those described under the caption “Risk Factors” in Goosehead’s prospectus relating to its Registration Statement on Form S-1 (Registration Number 333-224080) filed with the SEC pursuant to Rule 424(b)(4) under the U.S. Securities Act of 1933, as amended, and in Goosehead’s other filings with the SEC, which are available free of charge on the Securities Exchange Commission's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to Goosehead or to persons acting on behalf of Goosehead are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and Goosehead does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

Contacts
Investor Contact:
Garrett Edson
ICR
Phone: (214) 838-5145
E-mail: IR@goosehead.com

Media Contact:
Ryan Langston
Goosehead Insurance
Phone: (469) 480-4630
E-mail: PR@goosehead.com

Goosehead Insurance, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31		Full Year Ended December 31
	2018	2017	2018	2017
Revenues:
Commissions and agency fees	$8,632	$7,122	$36,704	$27,030
Franchise revenues	5,962	3,939	23,022	15,438
Interest income	123	73	422	243
Total revenues	14,717	11,134	60,148	42,711
Operating Expenses:
Employee compensation and benefits (including Class B unit compensation of $0 and $26,134 for the three months and year ended December 31, 2018, respectively, and $895 and $2,231 for the three months and year ended December 31, 2017, respectively)	8,609	6,915	58,256	24,544
General and administrative expenses	3,967	2,610	13,060	8,597
Bad debts	314	233	1,298	1,083
Depreciation and amortization	424	259	1,464	876
Total operating expenses	13,314	10,017	74,078	35,100
Income (loss) from operations	1,403	1,117	(13,930)	7,611
Other Income (Expense):
Other income (expense)	—	—	(22)	3,541
Interest expense	(667)	(740)	(4,266)	(2,474)
Income (loss) before taxes	736	377	(18,218)	8,678
Tax expense	131	—	449	—
Net income (loss)	605	377	(18,667)	8,678
Less: net income (loss) attributable to non-controlling interests	515	377	(9,764)	8,678
Net income (loss) attributable to Goosehead Insurance, Inc.	$90	$—	$(8,903)	$—
Earnings per share:
Basic	$0.01	n/a	$(0.66)	n/a
Diluted	$0.01	n/a	$(0.66)	n/a
Weighted average shares of Class A common stock outstanding
Basic	13,589	n/a	13,554	n/a
Diluted	14,646	n/a	13,554	n/a

Pro forma net income:
Pro forma income before taxes attributable to Goosehead Insurance, Inc.	n/a	$141	n/a	$3,242
Pro forma income tax expense	n/a	(30)	n/a	(811)
Pro forma net income attributable to Goosehead Insurance, Inc.	n/a	$111	n/a	$2,431

Pro forma earnings per share:
Basic	n/a	$0.01	n/a	$0.18
Diluted	n/a	$0.01	n/a	$0.17
Pro forma weighted average shares of Class A common stock outstanding:
Basic	n/a	13,589	n/a	13,554
Diluted	n/a	14,646	n/a	14,573
Goosehead Insurance, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	December 31
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$18,635	$4,948
Restricted cash	376	418
Commissions and agency fees receivable, net	2,016	1,268
Receivable from franchisees, net	703	564
Prepaid expenses	1,109	521
Total current assets	22,839	7,719
Receivable from franchisees, net of current portion	2,048	1,361
Property and equipment, net of accumulated depreciation	7,575	6,845
Intangible assets, net of accumulated amortization	248	216
Deferred income taxes, net	1,958	—
Other assets	130	565
Total assets	$34,798	$16,706
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$3,978	$2,759
Premiums payable	376	418
Unearned revenue	530	1,062
Dividends payable	—	550
Deferred rent	428	478
Note payable	2,500	500
Total current liabilities	7,812	5,767
Deferred rent, net of current portion	4,548	3,916
Note payable, net of current portion	45,947	48,156
Liabilities under tax receivable agreement, net of current portion	1,694	—
Total liabilities	60,001	57,839
Commitments and contingencies (see note 9)
Members’ deficit	—	(41,133)
Class A common stock, $.01 par value per share - 300,000 shares authorized, 13,800 shares issued and outstanding as of December 31, 2018, zero issued and outstanding as of December 31, 2017	138	—
Class B common stock, $.01 par value per share - 50,000 shares authorized, 22,486 issued and outstanding as of December 31, 2018, zero issued and outstanding as of December 31, 2017	224	—
Additional paid in capital	88,811	—
Accumulated deficit	(6,578)	—
Total stockholders' equity and members' deficit	82,595	(41,133)
Non-controlling interests	(107,798)	—
Total equity	(25,203)	(41,133)
Total liabilities and equity	$34,798	$16,706
Goosehead Insurance, Inc.
Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS to Net Income
This release includes Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The Company refers to these measures as “non-GAAP financial measures.” The Company uses these non-GAAP financial measures when planning, monitoring and evaluating its performance and considers these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures, tax position, depreciation, amortization and certain other items that the Company believes are not representative of its core business. The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS for business planning purposes and in measuring its performance relative to that of its competitors.
These non-GAAP financial measures are defined by the Company as follows:

•
"Adjusted EBITDA" is a supplemental measure of the Company's performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of items that do not relate to business performance. Adjusted EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization, adjusted to exclude equity-based compensation and other non-operating items, including, among other things, certain non-cash charges and certain non-recurring or non-operating gains or losses.

•
"Adjusted EBITDA Margin" is Adjusted EBITDA as defined above, divided by total revenue excluding other non-operating items. Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level.

•
"Adjusted EPS" is a supplemental measure of our performance, defined as earnings per share (the most directly comparable GAAP measure) before non-recurring or non-operating income and expenses, adjusted to assume a single class of stock (Class A) and assuming no non-controlling interest. Adjusted EPS is a useful measure to management because it eliminates the impact of items that do not relate to business performance and helps compare companies that may not have a dual-share class structure.

While the Company believes that these non-GAAP financial measures are useful in evaluating its business, this information should be considered as supplemental in nature and is not meant as a substitute for revenues, net income, or earnings per share, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in the Company’s industry, may calculate such measures differently, which reduces their usefulness as comparative measures.

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$605	$377	$(18,667)	$8,678
Interest expense	667	740	4,266	2,474
Depreciation and amortization	424	259	1,464	876
Tax expense	131	—	449	—
Equity-based compensation	344	896	27,083	2,231
Other (income) expense (including state franchise tax)	135	—	157	(3,541)
Adjusted EBITDA	$2,306	$2,272	$14,752	$10,718
Adjusted EBITDA Margin(1)	16%	20%	25%	25%
(1) Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Total Revenue ($2,306/$14,717) and ($2,272/$11,134) for the three months ended December 31, 2018 and 2017 and ($14,752/$60,148) and ($10,718/$42,711) for the full year ended December 31, 2018 and 2017.
The following tables show a reconciliation from basic earnings per share to Adjusted EPS (non-GAAP basis) for the three months and full year ended December 31, 2018 (in thousands, except per share amounts). Note that totals may not sum due to rounding:

Three months ended December 31, 2018:
Earnings per share - basic (GAAP)	$0.01
Add: equity-based compensation(1)	0.01
Less: Estimated taxes assuming Class B shares were fully converted to Class A(2)	(0.01)
Adjusted EPS (non-GAAP)	$0.01
(1) Calculated as equity-based compensation divided by the weighted average of Class A and Class B shares outstanding during the period [ $345 thousand / ( 13.6 million + 22.7 million )]
(2) Calculated as net income attributable to non-controlling interests, excluding taxes directly attributable to non-controlling interest, times the effective tax rate of controlling interests, divided by the weighted average Class B shares for the period [( $544 thousand * 21.0% ) / 22.7 million ]. Not included in calculation are the effects of the conversion per the Tax Receivable Agreement or pre-IPO taxes attributable to non-controlling interests.

Year Ended December 31, 2018:
Earnings (loss) per share - basic (GAAP)	$(0.66)
Add: income prior to the Reorganization Transactions(1)	0.12
Less: estimated controlling interest taxes on income prior to Reorganization Transactions(2)	(0.03)
Add: origination fees from previous debt immediately recognized upon refinance(3)	0.02
Add: equity-based compensation(4)	0.75
Less: Estimated taxes assuming Class B shares were fully converted to Class A(5)	(0.01)
Adjusted EPS (non-GAAP)	$0.20
(1) Calculated as the income prior to the Reorganization Transactions divided by the sum of Class A and Class B shares at the time of IPO [ $4.4 million / ( 13.5 million + 22.7 million )
(2) Calculated as the income prior to the Reorganization Transactions, times the controlling interest percentage at the time of IPO, times the assumed effective tax rate of 25%, divided by the count of Class A shares at the time of the IPO [ $4.4 million * 37.3% * 25% / 13.5 million ]. Income taxes attributable to non-controlling interests are included in (5) below.
(3) Calculated as the origination fees of previous debt immediately recognized upon refinance divided by sum of Class A and Class B shares at the time of the refinance [ $871.0 thousand / ( 13.5 million + 22.7 million )]
(4) Calculated as equity-based compensation divided by the weighted average of Class A and Class B shares outstanding during the period [ $27.1 million / ( 13.6 million + 22.7 million )]
(5) Calculated as net loss attributable to non-controlling interests, excluding taxes directly attributable to non-controlling interest, times the effective tax rate of controlling interests, divided by the weighted average Class B shares for the period [( $(9.7) million * (2.0)% ) / 22.7 million ]. Not included in calculation are the effects of the conversion per the Tax Receivable Agreement or pre-IPO taxes attributable to non-controlling interests.
Goosehead Insurance, Inc.
Key Performance Indicators

	December 31, 2018	September 30, 2018	December 31, 2017
Corporate sales agents < 1 year tenured	90	102	58
Corporate sales agents > 1 year tenured	77	72	53
Operating franchises < 1 year tenured (TX)	36	36	57
Operating franchises > 1 year tenured (TX)	166	165	130
Operating franchises < 1 year tenured (Non-TX)	168	157	74
Operating franchises > 1 year tenured (Non-TX)	87	66	31
Policies in Force (in thousands)	334	310	228
Client Retention	88%	88%	88%
Premium Retention	94%	94%	94%
QTD Written Premium (in thousands)	$135,119	$140,296	$90,286
Net Promoter Score ("NPS")	89	88	86